Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lumos Networks Corp.:

We consent to the use of our reports dated March 7, 2014 with respect to the consolidated balance sheets of Lumos Networks Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.

/s/ KPMG LLP

Richmond, Virginia
May 7, 2014